Exhibit 10.12
TECHNOLOGY LICENCE AGREEMENT
between
ADVANCED RISC MACHINES LIMITED
and
LG SEMICON COMPANY LIMITED
dated
5th OCTOBER 1995

[*****]	-	Portions of this exhibit are subject to a request for confidential treatment and have been redacted and filed separately with the Securities and Exchange Commission.

This Technology Licence Agreement (the “Agreement”) is made the 5th day of October 1995

BETWEEN

ADVANCED RISC MACHINES LIMITED whose registered office is situated at Fulbourn Road, Cherry Hinton, Cambridge CB1 4JN, England (“ARM”)

and.

LG SEMICON COMPANY LIMITED whose principal place of business is situated at 16 Woomyeon-dong, Seocho-gu, Seoul 137-140, Korea (“LGS”)

WHEREAS

ARM is the owner of certain Intellectual Property, Intellectual Property Derivatives and the know-how to manufacture the ARM Cores, AMBA and the Peripherals as such terms are defined below.

LGS has requested ARM, and ARM has agreed, to license LGS to manufacture and distribute certain ARM products and thereby to make use of certain portions of the Intellectual Property and Intellectual Property Derivatives as set forth in this Agreement.

Therefore, in consideration of the mutual representations, warranties, covenants, and other terms and conditions contained herein, the parties agree as follows:

1.	Definitions

1.1	“ARM Compliant Product” shall mean any single silicon chip developed by LGS which:

(i) contains, at a minimum, an ARM Core or Modified ARM Core; and

(ii) implements an ARM Core or Modified ARM Core which has been verified in accordance with the provisions of Clause 3.

1.2	“ARM7 Core” shall mean the device as described and identified in the ARM7 datasheet:
ARM DDI-0020C.

1.3	“ARM7l0a Core” shall mean the device as described and identified in the ARM710a Macrocell datasheet: ARM DDI — 0033C.

1.4	“ARM Core(s)” shall mean, jointly and severally where the context admits, the ARM7 and ARM710a Cores.

1.5	“ARM Instruction Set” shall mean the instruction set as defined in the ARM7 datasheet

1.6	“Authorized Distributor” shall mean those distributors appointed, in writing, by LGS.

1.7	“Confidential Information” shall mean: (i) any trade secrets relating to the ARM Cores and Transfer Materials (ii) any information designated in writing by either party as confidential which if disclosed verbally is reduced to writing within thirty (30) days after its oral disclosure; and (iii) the terms and conditions of this Agreement

ARM/LGS Confidential

1.8	“Effective Date” shall mean the date of this Agreement or the date upon which the Korean Government gives approval to this Agreement, whichever is the later, subject always to the provisions of Clause 18.4.

1.9	“End User Licence” shall mean a licence agreement substantially conforming to that agreement set forth in Schedule 9.

1.10	“Half Year” shall mean each calendar half year ending the 30th June and 31st December of any year.

1.11	“HP” shall mean any Hewlett Packard compatible computer running HP-UX v9.0.3 (and later versions as may be mutually agreed).

1.12	“IBM PC” shall mean any computer, 486 (or above) processor based IBM AT architecture, having, at a minimum, 16Mb RAM, 10Mb hard disc space and running Microsoft DOS v6.2 (and later versions as may be mutually agreed) and, where appropriate, Microsoft Windows v3.11, Windows 95 or Windows NT. ARM will use reasonable endeavours, in collaboration with LGS, to ensure the Software operates on reputable IBM PC compatible computers provided that such operation is not constrained by significant hardware or software deficiencies.

1.13	“Intellectual Property” shall mean any patents, patent rights, trade marks, service marks, registered designs, topography or semiconductor maskwork rights, applications for any of the foregoing, copyright, know-how, unregistered design right, confidential information, any Intellectual Property Derivatives, and any other similar protected rights in any country, which are taken into use in the design, use or production of ARM Cores, AMBA, Peripherals, Software or Transfer Materials.

1.14	“Intellectual Property Derivatives” shall include: (i) for copyrightable or copyrighted material, any translation, abridgement, revision or other form in which an existing work may be recast, transformed or adapted; (ii) for work protected by topography or mask right, any translation, abridgement, revision or other form in which an existing work may be recast, transformed or adapted; (iii) for patentable or patented material, any improvement created by ARM; and (iv) for material protected by trade secret any new material derived from or employing such existing trade secret.

1.15	“LG Affiliate” shall mean each of the companies set forth in Schedule 13.

1.16	“LG Group Company” shall mean each of the companies identified in Schedule 10.

1.17	“LGS Users” shall mean LGS (or any LG Group Company) when incorporating an ARM Compliant Product, distributed pursuant to this Agreement, for use in LGS’s (or such LG Group Company’s) end user products.

1.18	“LGS Materials” shall mean such of the Transfer Materials (or any additional materials) as are necessary to enable ARM, in respect of any Modified ARM Core and modified Peripheral, to exercise the rights set forth in Clause 2.3.

1.19	“Models” shall mean the source code and object code of the programs described in Schedule 4 together with such Updates, if any, as are developed by or for ARM.

1.20	“Modified ARM Core” shall mean any ARM Core modified in accordance with the provisions of Clause 2.2.

1.21	“NSP” shall mean the net sales price of any ARM Compliant Product calculated by taking the aggregate invoice price charged on arm’s length terms by LGS and its Subsidiaries in the sale or distribution of any ARM Compliant Product, less any (i) value added, turnover, import, or other tax, duty or tariff payable thereon (ii) freight and insurance costs incurred
ARM/LGS Confidential

and (iii) amounts actually repaid or credited with respect to any ARM Compliant Products returned.

In the event that ARM, in its discretion, considers that the NSP for any ARM Compliant Product charged to LGS Users is materially below the open market value for such ARM Compliant Product, the NSP shall be deemed to be: in the case of the sale or distribution of any ARM Compliant Product to LGS Users, the net sales price for such ARM Compliant Product sold by LGS to third parties; and in the case of the sale or distribution of ARM Compliant Products manufactured for, and supplied solely to, LGS Users, at a minimum, the sum of:

(i) the cost of materials and the cost of fabrication or such other processing of such ARM Compliant Product; and

(ii) an amount for general expenses and profit equal to that usually reflected in the sales to third parties of products of the same general class or kind as the ARM Compliant Product; and

(iii) the cost of all packaging.

1.22	“Peripherals” shall mean the macrocells designs as each are described and identified in Schedule 2.

1.23	“PIE Card” shall mean the device identified in the ARM7 PIE Card User Guide: ARM DUI - 0011B together with the Release Notes for the ARM710a PIE Card Kit.

1.24	“Software” shall mean together the Models, Tools and Test.

1.25	“Subsidiary” shall mean any company the majority of whose voting shares is now or hereafter owned or controlled, directly or indirectly, by a party hereto or any company a majority of whose voting shares is now or hereafter owned or controlled, directly or indirectly, by any of the aforementioned entities. A company shall be considered a Subsidiary only so long as such control exists.

1.26	“Sun/SPARC” shall mean any Sun/SPARC compatible computer running SunOS v4.1.3_ul (and later versions as may be mutually agreed).

1.27	“Test” shall mean the source code and object code of the programs described in Schedule 6 together with such Updates, if any, as are developed by or for ARM.

1.28	“Tools” shall mean the Sun/SPARC, IBM PC and HP versions of source code and object code of the programs described in Schedule 5 together with such Updates, if any, as are developed by or for ARM.

1.29	“Trademarks” shall mean the trademarks, service marks and logos set forth in Schedule 7.

1.30	“Transfer Materials” shall mean that technical information with respect to the ARM Cores, AMBA and Peripherals as set forth in Schedule 3.

1.31	“Updates” shall mean any bug fixes or enhancements to the Software the incorporation of which ARM, in its absolute discretion, decides does not cause to be created a new product.

1.32	“Use” shall mean copying the programs identified in Schedule 4 and Schedule 5 Part A onto a computer for the purposes of processing the instructions or statements contained therein, but excluding disassembly, reverse assembly, or reverse compiling except as permitted by local legislation implementing Article 6 of the EC Software Directive and only to the extent necessary to achieve interoperability of an independently created program with other
ARM/LGS Confidential

programs. Disassembly, reverse assembly, or reverse compiling for the purpose of error correction is specifically prohibited.

1.33	“Validation Vectors” and “Functional Test Vectors” shall mean those test patterns identified in Schedule 3 as items B7a, B7b, B9, D7a and D7b respectively.

1.34	“AMBA” shall mean ARM’s Advanced Module Bus Architecture as identified in the AMBA Draft Specification, document reference ARM IHI-0001C, and any future version thereof released by ARM.

2.	Licence

2.1	ARM hereby grants to LGS, under ARM’s Intellectual Property rights, a perpetual (subject to Clause 18), non-transferable (subject to Clause 20.3), non-exclusive, world-wide right and licence to:

(i)    use, modify (subject to the provisions of Clauses 2.2 and 2.3) and copy the Transfer Materials and/or any Intellectual Property solely for the purposes of creating, developing, manufacturing, having manufactured (subject to the provisions of Clauses 2.4 and 2.5), and selling, supplying and distributing to any third party (subject to the provisions of Clause 2.6), ARM Compliant Products;

(ii)   use and copy the Transfer Materials and/or any Intellectual Property specific to AMBA for the purposes of creating, developing, manufacturing, having manufactured (subject to the provisions of Clauses 2.4 and 2.5), and selling, supplying and distributing to any third party any product developed by LGS;

(iii) modify, translate, reproduce and distribute, subject to the confidentiality obligations set forth in Clause 14, the documentation identified in Schedule 3.

2.2	LGS may modify:

(i) the internal logic of any ARM Core and/or Peripheral;

(ii) the layout of any ARM Core and/or Peripheral where necessary for the purposes of manufacturing such ARM Core or Peripheral on another CMOS process;

(iii) the ARM710a Core (provided that ARM7 Core contained therein shall not be modified except as provided by (i) and (ii) above).

PROVIDED ALWAYS THAT the ARM7 Core retains compatibility with the ARM Instruction Set. A modified ARM Core will be deemed compatible provided that ARM7 Core contained therein (i) executes each and every instruction contained in the ARM7 Core’s Instruction Set; (ii) executes the instructions at an identical rate of clocks per instruction as the ARM7 Core from which it was derived; and (iii) runs the Validation Vectors and Functional Test Vectors.

2.3	LGS hereby grants to ARM, in respect of all modifications made to the ARM Cores and Peripherals (“Modifications”), a perpetual and irrevocable, royalty-free, non-transferable, non-exclusive, world-wide right and licence to manufacture, have manufactured, modify, create derivative works of, use, sell, supply and distribute all Modifications and sub-license others to exercise similar rights with respect to such Modifications. In pursuance of the licence to all Modifications hereby granted, LGS shall:

2.3.1 prior to any prototype production of the first ARM Compliant Product including any Modification, deliver to ARM, in writing, a full technical description of such proposed Modification; and
ARM/LGS Confidential

2.3.2  within thirty (30) days of the first shipment of the first ARM Compliant Product including any Modification, deliver to ARM the LGS Materials for such ARM Compliant Product including the Modification.

For the avoidance of doubt, nothing in this Clause 2.3 shall be construed as granting to ARM any right or licence to any peripheral devices owned by LGS which are integrated around the ARM Core.

2.4	LGS may exercise its right to have manufactured ARM Compliant Products provided that:

(i) LGS notifies ARM of the identity of LGS’s subcontracted manufacturer (“Manufacturer”) not less than thirty (30) days prior to first prototype production by the Manufacturer, and

(ii) LGS ensures that any Manufacturer agrees (i) to be bound by the same obligations of confidentiality as are contained in this Agreement and (ii) to supply the ARM Compliant Products solely to LGS.

In the event that any Manufacturer breaches the provisions referred to in Clause 2.4, LGS agrees that such breach shall be treated as a material breach of this Agreement by LGS which is incapable of remedy. Further LGS hereby undertakes to keep ARM indemnified against all and any loss, liability, costs, damages, expenses (including the fees of lawyers and other professionals), suffered, incurred or sustained as a result of or in relation to such breach.

For the avoidance of doubt, in the event that LGS subcontracts only the packaging of ARM Compliant Products to a third party, LGS shall be released from the obligations of this Clause 2.4.

2.5	In the event that LGS subcontracts the packaging of ARM Compliant Products, LGS shall

(i) ensure that the packaging company agrees to supply the ARM Compliant Products solely to LGS; and

(ii)   undertake to keep ARM indemnified against all and any loss, liability, costs, damages, expenses (including the fees of lawyers and other professionals), suffered, incurred or sustained as a result of or in relation to the breach of the provisions of Clause 2.5(i).

2.6	Notwithstanding anything to the contrary contained in this Agreement, for a period of fifteen (15) calendar months from the Effective Date, LGS shall not sell, supply or distribute any ARM Compliant Product to any third party other than a LGS User or ARM and/or its Subsidiaries. In the event that any LG User distributes any ARM Compliant Product, other than either (i) as a constituent part of LGS’s (or such LG Group Company’s) end user products or (ii) to ARM and/or its Subsidiaries, within the period specified in this Clause 2.6, LGS agrees that such use or distribution shall be treated as a material breach of this Agreement by LGS which is incapable of remedy thus entitling ARM to summarily terminate this Agreement in accordance with the provisions of Clause 18.2.

2.7	For the avoidance of doubt, no right is granted to LGS to:

(i) sublicense the rights licensed to LGS pursuant to Clause 2.1;

(ii)   distribute any ARM Compliant Product prior to verification in accordance with Clause 3 except that in the event that it is the intention of LGS, and LGS do proceed, to verify a device in accordance with Clause 3, LGS may distribute (subject always to the provisions of Clause 2.6) a maximum of one hundred (100) prototype units of such device without having verified such device.

ARM/LGS Confidential

2.8	Save as licensed in Clause 2.1, LGS acquires no right, title or interest in and to the ARM Cores, AMBA, Peripherals, Transfer Materials and Intellectual Property. In no event shall the licence grant set forth in Clause 2.1 be construed as granting LGS, expressly or by implication, estoppel or otherwise, a licence to use any ARM technology or intellectual property other than that pertaining to the ARM Cores, AMBA and Peripherals.

2.9	During the term of this Agreement, LGS may exercise the right to include any Subsidiary as a licenece of ARM provided that:

(i)    such Subsidiary agrees in writing, as set forth in Schedule 1, to be bound by the obligations of LGS and to comply with all the terms and conditions of this Agreement. LGS shall deliver to ARM a copy of the Subsidiary’s undertaking within thirty (30) days of the execution of such undertaking;

(ii) any breach of the terms and conditions of this Agreement by a Subsidiary shall constitute a breach of this Agreement by LGS;

(iii) any termination of this Agreement as provided by Clause 18 shall be effective in respect of all Subsidiaries;

(iv) any licence, granted in accordance with the provisions of this Clause 2.9, shall automatically terminate upon any Subsidiary ceasing to be a Subsidiary.

2.10	During the term of this Agreement, but subject to the provisions of Clause 2.11, LGS may exercise the right to include any LG Affiliate as a licencee of ARM provided that:

(i)    such LG Affiliate agrees in writing, as set forth in Schedule 14, to be bound by the obligations of LGS and to comply with all the terms and conditions of this Agreement. LGS shall deliver to ARM a copy of the LG Affiliate’s undertaking within thirty (30) days of the execution of such undertaking;

(ii) any breach of the terms and conditions of this Agreement by a LG Affiliate shall constitute a breach of this Agreement by LGS;

(iii) any termination of this Agreement as provided by Clause 18 shall be effective in respect of all LG Affiliates;

(iv) any licence, granted in accordance with the provisions of this Clause 2.10, shall automatically terminate upon any LG Affiliate ceasing to be a member of the LG Group.

2.11	LGS shall not be entitled to exercise the rights granted under Clause 2.10 unless and until ARM and LGS have agreed, in writing, upon the critieria to determine the point at which a LG Affiliate ceases to be a member of the LG Group. The parties shall negotiate in good faith with the objective of agreeing such criteria as soon as is reasonably practicable.

2.12	ARM hereby grants to LGS, under ARM’s Intellectual Property rights, a perpetual (subject to Clause 18), non-transferable (subject to Clause 20.3), non-exclusive, world-wide right and licence to:

(i) manufacture and have manufactured, the PIE Card; and

(ii) supply the PIE Card within the LG Group: and

(iii) supply the PIE Card, free of charge, solely for evaluation purposes, to any LG Group customers; and
ARM/LGS Confidential

(iv)	reproduce and distribute, and sub-license (provided that the end user agrees to be bound by the End User Licence) the use of the object code of the PIE Card software;

(v)	reproduce and distribute, in connection with the PIE Card, the documentation relevant thereto.

For the avoidance of doubt, no right or licence is granted to LGS to distribute the PIE Card to third parties for revenue or other consideration.

3.	Verification of ARM Compliant Products

3.1	LGS shall develop, manufacture and characterize an ARM710a Core test chip (the “Test Chip”) which complies with the test chip specification set forth in Schedule 3 (Item D16).

3.2	LGS shall run the Validation Vectors and Functional Test Vectors (together the “Vectors”), on the Test Chip and deliver to ARM a copy of the log (“the Log Results”) generated by running the Vectors together with five (5) samples of the applicable Test Chip. ARM may, at ARM’s discretion, exercise the right to run the Vectors on the Test Chip. The ARM Core shall be verified for a that process upon ARM’s acceptance of either the Log Results (i) delivered by LGS or (ii) generated by ARM. The Log Results shall be accepted when they indicate that no errors have been detected or where any errors detected have been jointly agreed, in good faith, and a waiver agreed between the parties. ARM shall notify LGS, in writing, within thirty (30) days of delivery by LGS of the Log Results and Test Chip samples to ARM (the “Verification Period”), whether the Test Chip has been verified or has failed the verification process. In the event that the Test Chip fails the verification process, ARM shall provide details of the errors which cause the failure to LGS and LGS shall endeavour to correct the errors with ARM’s assistance as provided under the terms of Clause 12. The parties shall repeat the above process until either: (i) the Test Chip is verified; or (ii) LGS withdraws the Test Chip from the verification process. In the event that ARM fails to confirm the result of the verification process within the Verification Period, the Test Chip subject to the verification process shall be deemed verified.

3.3	Provided that: (a) the Test Chip has been verified in accordance with the provisions of Clause 3.2; and (b) the ARM Compliant Product containing the ARM Core contained in the Test Chip runs the Functional Test Vectors and they indicate that no errors have been detected (or where any errors detected have been jointly agreed, in good faith, and a waiver agreed between the parties); except as hereafter provided, LGS may distribute such ARM Compliant Product without further verification. However, in the event that LGS modifies the internal logic of the ARM7 Core or ports any ARM Core to a new process LGS shall not be entitled to distribute any such modified or ported ARM Compliant Product until:

	(i)	in respect of an ARM Compliant Product containing the ARM710a Core, a Test Chip has been verified in accordance with the provisions of Clause 3.2; or

	(ii)	in respect of an ARM Compliant Product containing the ARM7 Core (other than an ARM Compliant Product as specified in Clause 3.3(i)), an ARM7 test chip, which complies with the test chip specification set forth in Schedule 3 (Item B12), has been verified, mutatis mutandis, in accordance with the provisions of Clause 3.2.

3.4	LGS shall provide to ARM, free of charge, fifty (50) samples of each Test Chip manufactured by LGS on each process utilized for such manufacture so that ARM, at its option, may, inter alia, test the compatibility of each Test Chip with the ARM Instruction Set. For the avoidance of doubt, there shall be no restriction on ARM’s use of such samples provided that ARM shall not reverse engineer such Test Chips.
ARM/LGS Confidential

4.	Models Licence

4.1	ARM hereby grants to LGS a non-transferable (subject to Clause 20.3), non-exclusive, world-wide right and licence under the ARM’s Intellectual Property rights, to:

(i) reproduce, modify and use, internally and for third party support purposes, the Models and relevant documentation;

(ii) reproduce and distribute, and sub-license (provided that the end user agrees to be bound by the End User Licence) the Use of the object code of the Models including any modified versions thereof;

(iii) modify, reproduce, use and distribute, in connection with the Models including any modified versions thereof, the documentation (including any modified documentation) relevant thereto;

(iv) sub-license the distribution rights granted to LGS under Clauses 4.1(ii) and (iii) to Authorized Distributors only.

4.2	For the avoidance of doubt, except as provided by Clause 4.1(iv), no right is granted to LGS to sub-license the right to sell, supply or otherwise distribute the Models.

5.	Tools Licence

5.1	ARM hereby grants to LGS a non-transferable (subject to Clause 20.3), non-exclusive, world-wide right and licence under the ARM’s Intellectual Property rights, to:

-	(i) reproduce and use the Tools and relevant documentation, internally and for third party support purposes;

(ii) modify the Tools solely for the purpose of providing Hangul language support and incorporating any LGS logo;

(iii) reproduce and distribute, and sub-license (provided that the end user agrees to be bound by the End User Licence) the Use of the object code of the Tools identified in Schedule 5 Part A (including the Tools modified in accordance with Clause 5.l(ii));

(iv) reproduce and distribute, and sub-license (provided that the end user agrees to be bound by the End User Licence) the use of the Tools identified in Schedule 5 Part B (including the Tools modified in accordance with Clause 5.1 (ii));

(v) modify, reproduce, use and distribute the Tools documentation (including any modified Tools documentation);

(vi) sub-license the distribution rights granted to LGS under Clauses 5.1(iii) — (v) to Authorized Distributors only.

5.2	For the avoidance of doubt, except as provided by Clause 5.1(vi), no right is granted to LGS to sub-license the right to sell, supply or otherwise distribute the Tools.

6.	Test Licence

6.1	ARM hereby grants to LGS a non-transferable (subject to Clause 20.3), non-exclusive, world-wide right and licence under the ARM’s Intellectual Property rights, to reproduce, modify, have modified, and use internally only, the Test and relevant Test documentation (including modified Test and modified Test documentation).
ARM/LGS Confidential

6.2	For the avoidance of doubt, no right is granted to LGS to sell, supply or otherwise distribute the Test.

7.	Ownership of the Software

7.1	In no event shall the licence grants set forth in Clauses 4.1, 5.1 and 6.1 be construed as granting LGS, expressly or by implication, estoppel or otherwise, a licence under any ARM technology other than the Software and related documentation.

7.2	Except as licensed to LGS in Clauses 4.1, 5.1 and 6.1 all right, title and interest in and to the Software and related documentation shall remain vested in ARM.

7.3	LGS shall reproduce and not remove or obscure any notice incorporated in the Software or related documentation by ARM to protect ARM’s Intellectual Property Rights or to acknowledge the copyright and/or contribution of any third party developer. LGS shall incorporate corresponding notices and/or such other markings and notifications as ARM may reasonably require on all copies of Software and related documentation used or distributed by LGS.

8.	Trademark Licence

8.1	ARM hereby grants to LGS a non-transferable (subject to Clause 20.3), non-exclusive, royalty-free, world-wide right and licence under ARM’s Intellectual Property rights, to use the Trademarks in the promotion and sale of ARM Compliant Products.

8.2	LGS shall use the Trademarks, in accordance with ARM’s guidelines set forth in Schedule 7 (the “Guidelines”), on (i) all ARM Compliant Products sold or distributed by LGS and (ii) all documentation, promotional materials and software associated with such ARM Compliant Products. ARM shall have the right to revise Schedule 7 and the Guidelines (including the right to add further trademarks or modify the Trademarks) provided that such revisions are made in respect of the Guidelines issued to all licencees of the Trademarks. Any such revisions shall be effective, upon ninety (90) days written notice to LGS.

8.3	LGS shall be released from the provisions of Clause 8.2 in the case of any ARM Compliant Product, created or developed by LGS, solely for a specific customer of LGS PROVIDED THAT (a) the customer has notified LGS, in writing, that the customer wishes the ARM Compliant Product packaging not to bear any Trademark and (b) the ARM Compliant Product does not bear the LGS name or trademark.

8.4	LGS shall submit samples of documentation, packaging, and promotional or advertizing materials bearing the Trademarks to ARM from time to time in order that ARM may verify compliance with the Guidelines. In the event that any documentation, packaging, promotional or advertizing material fails to comply with the Guidelines, ARM shall notify LGS and LGS shall rectify such documentation, packaging, and promotional or advertizing materials so as to comply with the Guidelines and cease using any such non-compliant materials within thirty (30) days of the date of ARM’s notice. Any documentation, packaging, and promotional or advertizing materials not rejected for failing to comply with the Guidelines by ARM within thirty (30) days after delivery to ARM shall be deemed approved.

8.5	LGS agrees to assist ARM in maintaining the validity of the Trademarks by retaining a record of its use of the Trademarks. Such records shall include samples of the use of each of the Trademarks as well as information regarding the first use of the Trademarks in each country. Upon request, LGS shall make available all such records.
ARM/LGS Confidential

8.6	Upon ARM’s request, LGS shall provide, free of charge, samples of the use of the Trademarks for the purpose of trademark registration or renewal. LGS shall support ARM in the application and maintenance of any registration for the Trademarks in the name of ARM. Upon request, LGS shall execute any documents required by the applicable laws of any jurisdiction for the purpose of registering and/or maintaining the Trademarks. In the event that LGS fails to timely execute any such documents, LGS hereby irrevocably appoints ARM as its attorney with respect to such matters. Any and all registrations for the Trademarks shall be procured by and for ARM, at ARM’s expense.

8.7	Except as provided by the terms of this Agreement, LGS shall not use or register any trademark, service mark, device or logo, any of the Trademarks or any word or mark confusingly similar to any of the Trademarks, in any jurisdiction.

9.	Licence Fees and Royalties

9.1	LGS shall pay a non-refundable licence fee (the “Technology Licence Fee”) of [*****] upon the terms set forth in Clause 9.1(i), together with for each ARM Compliant Product sold, supplied or distributed by LGS (including as permitted by this Agreement, any Subsidiary and/or LG Affiliate), an additional royalty (“Running Royalty”) upon the terms set forth in Clause 9.1(ii).

(i) The Technology Licence Fee shall be paid by instalments as follows:

On the Effective Date [*****]

On delivery of the design databases for the ARM Cores [*****]

On acceptance of the Test Chip (as defined in Clause 10.4) [*****]

(ii) The Running Royalty for each ARM Compliant Product shall be determined by reference to the NSP of such ARM Compliant Product and the total number of ARM Compliant Product chips sold or distributed by LGS (including as permitted by this Agreement, any Subsidiary and/or LG Affiliate) in accordance with the following table:

Cumulative Volume	Running Royalty as %age of NSP
[*****] [*****] [*****]	[*****] [*****] [*****]

For the avoidance of doubt, in no event shall the Technology Licence Fee be construed as being an advance payment of Running Royalties and no right of set off of Running Royalties against the Technology Licence Fee shall exist.

9.2	Running Royalties due to ARM under this Agreement shall be paid in accordance with the terms set forth in Schedule 8.

9.3	After a period of ten (10) years from the first commercial shipment of the first manufactured ARM Compliant Product (the “Initial Period”), LGS shall be entitled to either (i) require ARM to enter into good faith negotiations to revise the Running Royalty rates for the remainder of the term of this Agreement or (ii) require ARM to enter into good faith negotiations to agree a sum payable by LGS to ARM in lieu of the Running Royalties which would otherwise fall due in accordance with the provisions of Clauses 9.1. LGS shall exercise its rights under this Clause 9.3 upon written notice to ARM, referring to this Clause
ARM/LGS Confidential

[*****]	-	Portions of this exhibit are subject to a request for confidential treatment and have been redacted and filed separately with the Securities and Exchange Commission.

9.3, served not less that six (6) months prior to the expiry of the Initial Period. For the avoidance of doubt, in the event that:

(i) LGS fails to serve any notice in accordance with the provisions of Clause 9.3, the rights set forth in Clause 9.3 shall lapse; or

(ii) the parties fail to reach agreement prior to the expiry of the Initial Period and LGS does not terminate this Agreement, LGS shall continue to pay the Running Royalties at the rates specified in Clause 9.1(ii).

9.4	LGS shall keep all records of account as are necessary to demonstrate compliance with its obligations under this Clause 9.

9.5	ARM shall have the right for representatives of a firm of independent Chartered Accountants to which LGS shall not unreasonably object (“Auditors”), to make an examination and audit, by prior appointment during normal business hours, not more frequently than once annually, of all records and accounts as may under recognized accounting practices contain information bearing upon (i) the number of chips and the NSP of ARM Compliant Products sold or distributed by LGS under this Agreement and (ii) the amounts of Running Royalties payable to ARM under this Clause 9. The Auditors will report to ARM only upon whether the Running Royalties paid to ARM by LGS were or were not correct, and if incorrect, what are the correct amounts for the Running Royalties. LGS shall be supplied with a copy of or sufficient extracts from any report prepared by the Auditors. The Auditors report shall (in the absence of clerical or manifest error) be final and binding on the parties. Such audit shall be at ARM’s expense unless it reveals an underpayment of Running Royalties of five per cent (5%) or more, in which case LGS shall reimburse ARM for the costs of such audit LGS shall make good any underpayment of royalties forthwith. If the audit identifies that LGS has made an overpayment, such overpayment will be credited to the next such payment or payments to be made by LGS.

9.6	In consideration of the payment by LGS of the Technology Licence Fee, ARM shall provide the support and maintenance services for a period of two (2) years from the Effective Date. In the event that LGS requests that ARM continue to provide the support and maintenance services after the expiration of the initial two (2) year period, the annual support and maintenance fees payable in respect of any such subsequent year shall be determined by good faith negotiations between the parties. However, ARM shall be under no obligation to provide the support and maintenance services, in respect of any subsequent year, until the annual support and maintenance fees have been agreed and paid to ARM.

9.7	Any income or other tax which LGS is required by law to pay or withhold on behalf of ARM with respect to any licence fees and/or royalties payable to ARM under this Agreement shall be deducted from the amount of such licence fees and/or royalties otherwise due, provided, however, that in regard to any such deduction, LGS shall give to ARM such assistance as may be necessary to enable or assist ARM to claim exemption therefrom, or credit therefor, and shall upon request furnish to ARM such certificates and other evidence of deduction and payment thereof as ARM may properly require.

9.8	LGS shall pay all instalments of the Technology Licence Fee due to ARM under the terms of this Agreement within thirty (30) days of receipt of ARM’s invoice therefor (the “Due Date”). The Due Date in respect of the payment of Running Royalties shall be forty five (45) days from the end of each Half Year.

9.9	If any sum under this Agreement is not paid by the Due Date, then (without prejudice to ARM’s other rights and remedies) ARM reserves the right to charge interest on such sum on a day to day basis (as well after as before any judgment) from the Due Date to the date of payment at the rate of five (5) per cent per annum above the base rate of Barclays Bank PLC from time to time in force.
ARM/LGS Confidential

10.	Delivery, Acceptance and Production Costs

10.1	The database tapes in respect of the ARM Cores delivered to LGS shall conform to the LGS 0.6um ASIC Design Rules (Rev 1.1) dated February 1995 using three layers of metal.

10.2	ARM shall deliver the Transfer Materials and Software in accordance with the delivery schedule set forth in Schedule 11.

10.3	Unless otherwise agreed in writing, delivery:

(i)	by LGS, shall take place at Advanced RISC Machines Limited, Fulbourn Road, Cherry Hinton, Cambridge CB1 4JN, England marked for the attention of the Engineering Director;

(ii)	by ARM, shall take place at 16 Woomyeon-dong, Seocho-gu, Seoul 137-140, Korea marked for the attention of Mr Hag-Keun Kim.

10.4	For the purposes of Clause 9.1(i):

(i)	LGS shall use best efforts to manufacture (or have manufactured) the Test Chip and comply with the provisions of Clause 10.4(ii).

(ii)	LGS shall run the Vectors on the Test Chip and forthwith deliver to ARM a copy of the log results generated by running the Vectors, together with five (5) samples of the Test Chip. The Test Chip shall be deemed accepted when the log results indicate that no errors have been detected or where any errors detected have been jointly agreed, in good faith, and a waiver agreed between the parties.

However, in the event that:

(a)	LGS fails to manufacture the Test Chip within nine (9) months of delivery of the ARM710a Core design database, LGS shall pay to ARM the third instalment of the Technology Licence Fee irrespective of the provisions of Clause 9. l(i); or

(b)	due to a LGS manufacturing fault, the Test Chip does not pass the Vectors within nine (9) months of delivery of the ARM710a Core design database, LGS shall pay to ARM the third instalment of the Technology Licence Fee irrespective of the provisions of Clause 9.1(i).

10.5	ARM shall not be responsible for any recoverable or non-recoverable costs incurred, directly or indirectly, by LGS in the design translation (except as provided by Clause 10.1), processing, or manufacture of masks and prototypes, characterization or manufacture of production quality silicon in whatever quantity.

10.6	Within six (6) months of the Effective Date, the parties will work together in the creation of a development, sales and marketing plan indicating the milestones, resource and activity that LGS will use to develop ARM Compliant Products.

11.	Contract Administrators

11.1	The parties hereby appoint the following individuals as their respective contract administrators between ASM and LGS with respect to this Agreement:
ARM/LGS Confidential

ARM:	LGS:

For legal notices:

David N MacKay	Jong-Taek Hong
Director of Legal Affairs	General Manager Legal Affairs Department
Advanced RISC Machines Limited	LG Semicon Co Limited
Fulbourn Road	891 Daechi-dong
Cherry Hinton	Kangnarm-ku
Cambridge	Seoul
CB14JN	Korea
England

For corporate issues:

James S Urquhart	Dr Min-Sung Choi
Sales Director	Managing Director
Advanced RISC Machines Limited	LG Semicon Co Limited
Fulbourn Road	16 Woomyeon-dong
Cherry Hinton	Seocho-gu
Cambridge	Seoul
CB14JN	137-140
England	Korea

For Confidential Information:

Peter King	Dr Min-Sung Choi
Partner Support Manager	Managing Director
At the address set forth above	At the address set forth above

For financial issues:

John Martyn	Dr Min-Sung Choi
Financial Controller	Managing Director
At the address set forth above	At the address set forth above

For applications support:

Peter King	Hag-Keun Kim
Partner Support Manager	Department Manager Multimedia Device #2
At the address set forth above	At the address set forth above

For software support:

Peter King	Hag-Keun Kim
Partner Support Manager	Department Manager Multimedia Device #2
At the address set forth above	At the address set forth above

For design transfer:

Tudor Brown	Hag-Keun Kim
Engineering Director	Department Manager Multimedia Device #2
ARM/LGS Confidential

Page13

At the address set forth above	At the address set forth above

11.2	The contract administrators identified herein are appointed by the parties for the receipt and dispatch on their behalf of all communications relating to the administrators’ above designated areas of responsibility. The contract administrators shall also be responsible for the good progress of the parties’ performance under this Agreement and the timely resolution of all technical, administrative and commercial issues which may arise from time to time during the execution of this Agreement.

11.3	Each party reserves the right to change its appointment as above upon seven (7) days written notice to the other party’s then current corresponding liaison.

12.	Macrocell Maintenance Services

12.1	ARM shall provide to LGS, in respect of the ARM Cores, AMBA and Peripherals (the “Macrocells”), through the parties’ applicable contract administrator, the following maintenance services;

	(i)	the correction, to the extent reasonably possible, of any defects in any Macrocell which cause such Macrocell not to operate in accordance with the functionality described in the applicable documentation. If ARM determines that such defects are due to errors in such description, ARM shall promptly issue corrections to the applicable documentation and shall not be required to correct the Transfer Materials provided that LGS is not thereby prevented from commercially exploiting such Macrocell.

	(ii)	reasonable telephone and written consultation pertaining to the operation and application of the Macrocells;

	(iii)	any bug-fixes or corrections to the Macrocells made available by ARM to any third party;

	(iv)	all modifications, enhancements and updates to the Macrocells, created by ARM, including such modifications to the Macrocells as are made by ARM’s other licencees and adopted by ARM for general release as an update PROVIDED THAT ARM may exclude any modification, enhancement or update which ARM, in its absolute discretion decides, results in the creation of a new product;

	(v)	the provision of ARM-related training;

The services provided under Clauses 12.1(ii), 12.1(v) and 13.1(ii) shall together be limited to a total of Thirty (30) man days per annum.

12.2	Upon LGS requesting ARM’s assistance pursuant to the provisions of Clause 12.1, LGS shall promptly provide to ARM such samples and technical information as ARM may reasonably require to enable ARM to provide such assistance.

12.3	In notifying ARM of any defects or problems LGS shall use a format and medium reasonably requested by ARM. Notwithstanding the foregoing, LGS shall provide ARM promptly with any information or assistance reasonably requested by ARM to enable ARM to provide the maintenance service hereunder.

12.4	The maintenance services shall be provided at ARM’s UK premises. Nevertheless, ARM will use reasonable efforts to provide maintenance services to LGS, at LGS’s premises, subject to LGS meeting all reasonable travelling, accommodation and sustenance expenses.
ARM/LGS Confidential

12.5	For the avoidance of doubt, ARM’s obligation under this Clause 12 is limited expressly to the provision of the maintenance services to LGS and ARM shall be under no obligation to provide the maintenance services to LGS’s customers.

13.	Software Maintenance Services

13.1	ARM shall provide to LGS, in respect of the Software, through the parties’ applicable contract administrator, the following maintenance services:

(i)    to correct, to the extent reasonably possible, any defects in the Software which cause the Software not to operate in accordance with the description of the Software’s function in the applicable documentation. If ARM determines that such defects are due to errors in such description, ARM shall promptly issue corrections to the documentation and shall not be required to alter the Software provided that LGS is not thereby prevented from commercially exploiting the Software.

(ii) to provide reasonable telephone and written consultation pertaining to the operation and application of the Software.

(iii) to provide as available Updates to the Software.

13.2	In notifying ARM of any defects or problems LGS shall use a format reasonably requested by ARM. LGS shall provide ARM promptly with any information or assistance reasonably requested by ARM to enable ARM to provide the maintenance service hereunder.

13.3	For the avoidance of doubt, ARM’S obligation under this Clause 13 is limited expressly to the provision of the Software maintenance services to LGS and ARM shall be under no obligation to provide the maintenance services to LGS’s sub-licensees of the Software.

14.	Confidentiality

14.1	Save as provided by Clause 14.2, each party shall maintain in confidence the Confidential Information disclosed by the other party and apply security measures no less stringent than the measures that such party applies to protect its own like information, but not less than a reasonable degree of care, to prevent unauthorized disclosure and use of the Confidential Information. The period of confidentiality shall be (i) indefinite with respect to the terms of this Agreement, pattern generation tapes and photomasks and (ii) twenty (20) years with respect to all other information.

14.2	In the event that either party qualifies the confidentiality of any Confidential Information in writing by marking such Confidential Information with the words “Limited Confidentiality”, such Confidential Information may be disclosed to a third party who has entered into a non disclosure agreement (“NDA”) with the recipient containing substantially similar terms to this Clause 14. A NDA in respect of the disclosure of business Confidential Information may be limited in duration to a period of not less than three (3) years from the date of disclosure. A NDA in respect of the disclosure of technical Confidential Information may be limited in duration to a period of not less than five (5) years from the date of disclosure.

14.3	The provisions of this clause shall not apply to information which:-

(i) is known and has been reduced to tangible form by the receiving party prior to disclosure by the other party; or

(ii) is, or becomes through no fault of the receiving party, generally known; or
ARM/LGS Confidential

(iii) is disclosed to the receiving party by a third party having the lawful right to make such disclosure; or

(iv) is independently conceived by the receiving party provided that the receiving party is able to provide evidence of such independent conception in the form of written records; or

(v) is released to the receiving party for disclosure to any third party, other than on a confidential basis, by the disclosing party in writing; or

(vi) as required by any court or other governmental body.

14.4	For the avoidance of doubt, LGS Royalty Reports may be disclosed to, in confidence, ARM’s financial and/or legal advisors. In addition, ARM may disclose the total unit sales of ARM Compliant Products.

14.5	The parties agree that the disclosure of Confidential Information to a party hereunder shall be co-ordinated through the appointed contract administrators identified for such purpose in Clause 11.1.

15.	Warranties

15.1	ARM warrants that the materials delivered to LGS will be sufficient for a competent semiconductor manufacturer to produce the ARM Cores, AMBA and Peripherals which meet the functionality specified in the applicable documentation. LGS’s sole and exclusive remedy for any breach of such warranty shall be for ARM to correct any errors in the materials and deliver such corrected materials to LGS or replace the materials at ARM’s discretion.

15.2	LGS acknowledges that the Software cannot be tested in every possible operation, and accordingly ARM does not warrant that the Software will be free from all defects or that there will be no interruption in its use. However, ARM warrants that the Software will be complete and comply with the description of its functionality specified in the documentation. LGS’s sole and exclusive remedy for any breach of such warranty shall be for ARM, as soon as is reasonably practicable, to correct any errors in the Software and deliver such corrected Software to LGS.

15.3	ARM further warrants that to ARM’s knowledge and belief, but expressly without having undertaken any searches for prior art, that:

(i) the ARM Cores, AMBA, Peripherals and Software do not infringe any third party copyright, maskwork right or trade secret; and

(ii) there are no pending claims that have been made, or actions commenced, against ARM for breach of any third party copyright, maskwork right, patent or trade secret; and

(iii) ARM, or its applicable licensor, is the owner of the properties to be delivered to LGS; and

(iv) ARM has the right to enter into the Agreement.

15.4	Except as expressly provided in this Agreement, the ARM Cores, AMBA, Peripherals Software, Intellectual Property, and Transfer Materials are licensed “as is” and ARM makes no warranties express, implied or statutory, including, without limitation, the implied warranties of merchantability or fitness for a particular purpose with respect to the ARM Cores, AMBA, Peripherals Software, Intellectual Property and Transfer Materials.
ARM/LGS Confidential

15.5	LGS warrants that LGS shall:

(i)	submit this Agreement for approval by the Korean Government forthwith upon signature by the parties; and

(ii)	use all reasonable endeavours to obtain all or any tax exemption or tax credits applicable to the technology licensed and monies payable under this Agreement.

16.	Infringement

16.1	Each party (the “Delivering Party”) will support the other party (the “Receiving Party”) in any action based on a claim that the materials delivered by the Delivering Party to the Receiving Party under this Agreement (the “Delivered Materials”), when used in accordance with this Agreement, infringe any patent, copyright or trade secret provided that the Receiving Party shall notify the Delivering Party promptly in writing of each such suit. However, a party shall not be obliged to support the other party in any action based upon an infringement or alleged infringement of any patent, copyright, trade secret, mask work, trademark or other property right by: (a) the Receiving Party’s manufacturing process; (b) any modification of the Delivered Materials not made by the Delivering Party; or (c) the use of the Delivered Materials in combination with other equipment, technology or software not purchased or licensed from the Delivering Party, provided that such claim would not have occurred but for such combination, modification or enhancement.

16.2	The Receiving Party will support the Delivering Party in any action based on a claim that (a) the process used by or on behalf of the Receiving Party in manufacturing products incorporating, embodying or based upon the Delivered Materials, (b) any modification of the Delivered Materials made by or on behalf of the Receiving Party, or (c) the use of the Delivered Materials in combination with other equipment, software or technology not purchased or licensed from the Delivering Party, provided that such claim would not have occurred but for such combination, modification or enhancement, has infringed any patent, copyright or trade secret provided that the Delivering Party shall notify the Receiving Party promptly in writing of such suits.

16.3	If any Delivered Materials provided to LGS by ARM, or any portion thereof, is finally adjudged to infringe a patent or copyright, ARM shall, at ARM’s election, use its reasonable efforts to: (a) procure the right to continue using the unmodified Delivered Materials; (b) modify the Delivered Materials so that they become non-infringing; (c) replace the unmodified Delivered Materials, or infringing portions thereof, with reasonably equivalent non-infringing products; or (d) pay compensatory damages to LGS, subject to the limitations of Clause 16.6. The provisions of this Clause 16.3 do not extend to any suit based upon an infringement or alleged infringement of any patent, copyright, trade secret, mask work, trademark or other property right by: (a) the LGS manufacturing process; (b) any modification of the Delivered Materials not made by ARM; or (c) the use of the Delivered Materials in combination with other equipment, technology or software not purchased or licensed from ARM, provided that such claim would not have occurred but for such combination, modification or enhancement

16.4	If any Delivered Materials provided to ARM by LGS, or any portion thereof, is finally adjudged to infringe a patent or copyright, LGS shall, at LGS’s election, use its reasonable efforts to: (a) procure the right to continue using the unmodified Delivered Materials; (b) modify the Delivered Materials so that they become non-infringing; (c) replace the unmodified Delivered Materials, or infringing portions thereof, with reasonably equivalent non-infringing products; or (d) pay compensatory damages to ARM subject to the limitations of Clause 16.6. The provisions of this Clause 16.4 do not extend to any suit based upon an infringement or alleged infringement of any patent, copyright, trade secret, mask work, trademark or other property right by any modification of the Delivered Materials not made by LGS.
ARM/LGS Confidential

16.5	In the event that there is a final adjudication of infringement, the liability of the Delivering Party for such infringement shall terminate with respect to all damages regarding the infringing intellectual property arising after the date of such final adjudication.

16.6	THE FOREGOING STATES THE ENTIRE LIABILITY OF THE PARTIES, AND THE EXCLUSIVE REMEDY FOR THE PARTIES, FOR ANY INFRINGEMENT OF ANY PATENT, COPYRIGHT, TRADEMARK, TRADE SECRET, MASK WORK OR OTHER PROPRIETARY RIGHT OF A THIRD PARTY. ARM AND LGS DISCLAIM ALL OTHER LIABILITY FOR ANY SUCH INFRINGEMENT, INCLUDING ANY INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, NEITHER PARTY SHALL BE LIABLE FOR ANY AMOUNTS IN EXCESS OF THE SUM OF FOUR HUNDRED AND SEVENTY FIVE THOUSAND US DOLLARS (US$475,000) IN THE AGGREGATE FOR ALL PAYMENTS, ROYALTIES OR FEES MADE PURSUANT TO ALL CLAIMS IN ANY WAY ARISING OUT OF OR IN CONNECTION WITH THE PROVISIONS OF THIS CLAUSE 16.

17.	Disclaimer of Consequential Damages

17.1	IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES WHETHER SUCH DAMAGES ARE ALLEGED AS A RESULT OF TORTIOUS CONDUCT OR BREACH OF CONTRACT OR OTHERWISE EVEN IF THE OTHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. SUCH DAMAGES SHALL INCLUDE BUT SHALL NOT BE LIMITED TO THE COST OF REMOVAL AND REINSTALLATION OF GOODS, LOSS OF GOODWILL, LOSS OF PROFITS, LOSS OF USE OF DATA, INTERRUPTION OF BUSINESS OR OTHER ECONOMIC LOSS BUT NOTHING IN THIS CLAUSE SHALL OPERATE TO EXCLUDE LIABILITY FOR DEATH OR PERSONAL INJURY RESULTING FROM EITHER PARTY’S NEGLIGENCE.

18.	Term and Termination

18.1	This Agreement shall commence on the Effective Date and continue in force, except as provided by Clause 18.3, unless and until terminated in accordance with the provisions of Clause 18.2.

18.2	Without prejudice to any other right or remedy which may be available to it, either party shall be entitled summarily to terminate this Agreement by giving written notice to the other:

(i)	if the other party has committed a material breach of any of its obligations hereunder which is not capable of remedy; or

(ii)	if the other party has committed a material breach of any of its obligations hereunder which is capable of remedy but which has not been remedied within a period of sixty (60) days following receipt of written notice to do so; or

(iii)	makes any voluntary arrangement with its creditors for the settlement of its debts or becomes subject to an administration order; or

(iv)	has an order made against it, or passes a resolution, for its winding-up (except for the purposes of amalgamation or reconstruction) or has an encumbrancer take possession or has a receiver or similar officer appointed over all or substantially all of its property or assets.
ARM/LGS Confidential

18.3	After a period of seven (7) years from the Effective Date (the “Initial Period”), the licence set forth in Clause 5 shall expire automatically whereupon LGS shall have no further right or licence in respect of the Tools. However, LGS may renew the licence granted under the provisions of Clause 5, subject to the provisions of Clauses 18.3(i) and (ii), for a farther term of seven (7) years upon payment of a Renewal Fee.

(i)	LGS may exercise its rights to renew, as provided by this Clause 18.3, provided that LGS gives to ARM not less than six (6) months notice in writing of its intention to so renew, expiring on the seventh anniversary of the Effective Date.

(ii)	Upon receipt of LGS’s notice served in accordance with Clause 18.3(i), the parties shall enter into good faith negotiations to agree a reasonable Renewal Fee. For the avoidance of doubt, LGS shall not be entitled to exercise any of the rights contained in Clause 5 unless and until agreement has been reached and the Renewal Fee has been paid to ARM.

18.4	LGS and ARM acknowledge that each and every term and condition of this Agreement has been fully and completely negotiated and such terms and conditions closely relate to each other. In the event that the Korean governmental authorities, including the Korean Fair Trade Commission, during the review of this Agreement require a modification to one or more of the clauses of this Agreement, ARM shall have the option to renegotiate the entire Agreement or accept the applicable modification of the Agreement as required by such governmental authorities.

19.	Effect of Termination

19.1	Upon termination of this Agreement by either party pursuant to Clause 18.2, LGS will immediately discontinue any use and distribution of all ARM Compliant Products, Software, Intellectual Property, Transfer Materials and ARM Confidential Information. LGS shall, at ARM’s option, either destroy or return to ARM any Confidential Information, including any copies thereof in its possession, together with the Transfer Materials and all copies of the Software in its possession. Within one month after termination of this Agreement LGS will furnish to ARM a certificate signed by a duly authorised officer of LGS that to the best of his or her knowledge, information and belief, after due enquiry, LGS has complied with provisions of this Clause. For the avoidance of doubt, any sub-licences of the Software granted by LGS prior to the termination of this Agreement shall survive such termination.

19.2	Upon termination of this Agreement the termination date shall be treated as the end of a Half Year for the purposes of accounting for all Running Royalties due to ARM. Thereafter LGS shall submit a royalty report to ARM in accordance with the provisions of Schedule 8.

19.3	The provisions of Clauses 2.3, 9, 14, 16, 17, 19, and 20 shall survive termination or expiration of this Agreement.

20.	General

20.1	All communications between the parties including, but not limited to, notices, royalty reports, error or bug reports, the exercise of options, and support requests shall be in the English language.

20.2	All notices which are required to be given hereunder shall be in writing and shall be sent to the address of the recipient set out in this Agreement or such other address as the recipient may designate by notice given in accordance with the provisions of this Clause. Any such notice may be delivered personally, by commercial overnight courier or facsimile transmission which shall be followed by a hard copy and shall be deemed to have been
ARM/LGS Confidential

served if by hand when delivered, if by commercial overnight courier 48 hours after deposit with such courier, and if by facsimile transmission when dispatched.

20.3	Neither party shall assign or otherwise transfer this Agreement or any of its rights and obligations hereunder whether in whole or in part without the prior written consent of the other.

20.4	Neither party shall be liable for any failure or delay in its performance under this Agreement due to causes, including, but not limited to, acts of God, acts of civil or military authority, fires, epidemics, floods, earthquakes, riots, wars, sabotage, third party industrial disputes and governments actions, which are beyond its reasonable control; provided that the delayed party: (i) gives the other party written notice of such cause promptly, and in any event within fourteen (14) days of discovery thereof; and (ii) uses its reasonable efforts to correct such failure or delay in its performance. The delayed party’s time for performance or cure under this Clause 20.4 shall be extended for a period equal to the duration of the cause.

20.5	ARM and LGS are independent parties. Neither company nor their employees, consultants, contractors or agents, are agents, employees or joint venturers of the other party, nor do they have the authority to bind the other party by contract or otherwise to any obligation. Neither party will represent to the contrary, either expressly, implicitly, by appearance or otherwise.

20.6	The parties agree that the terms and conditions of this Agreement shall be treated as Confidential Information hereunder and shall not be disclosed without the consent of both parties.

20.7	Failure by either party to enforce any provision of this Agreement shall not be deemed a waiver of future enforcement of that or any other provision.

20.8	If any provision of this Agreement, or portion thereof, is determined to be invalid or unenforceable the same will be enforced to the maximum extent permissible so as to effect the intent of the parties, and the remainder of this Agreement will continue in full force and effect.

20.9	The headings to the Clauses of this Agreement are for ease of reference only and shall not affect the interpretation or construction of this Agreement.

20.10	This Agreement may be executed in one or more counterparts each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

20.11	This Agreement, including all Schedules and documents referenced herein, constitutes the entire agreement between the parties with respect to the subject matter hereof, and supersedes and replaces all prior or contemporaneous understandings or agreements, written or oral, regarding the subject matter. No amendment to, or modification of, this Agreement shall be binding unless in writing and signed by a duly authorized representative of both parties.

20.12	This Agreement shall be governed by and construed in accordance with the laws of England. In the event that ARM commences proceedings against LGS under this Agreement, the parties agree to submit to the jurisdiction of the Seoul District Court, Korea, for the purpose of hearing and determining any disputes arising out of this Agreement. In the event that LGS commences proceedings against ARM under this Agreement, the parties agree to submit to the jurisdiction of the High Court of Justice, London, England, for the purpose of hearing and determining any disputes arising out of this Agreement.
ARM/LGS Confidential

IN WITNESS WHEREOF the parties have caused this Agreement to be executed by their duly authorized representative:

ADVANCED RISC MACHINES LIMITED:		LG SEMICON COMPANY LIMITED:

SIGNED:	/s/ R. K Sayby	SIGNED:	/s/ Chung Hwan Mun

NAME:	ROBIN K. SAYBY	NAME:	CHUNG HWAN MUN
TITLE:	PRESIDENT	TITLE:	PRESIDENT
ARM/LGS Confidential